SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): April 5, 2005
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                    International Thoroughbred Breeders, Inc.
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                   0-9624                 22-2332039
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(State or other jurisdiction    (Commission           (I.R.S. Employer
     of incorporation)          File Number)         Identification No.)


  Suite 1300, 1105 N. Market St., PO Box 8985, Wilmington, Delaware, 19899-8985
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               (Address of principal executive offices)(Zip Code)


       Registrant's telephone number, including area code: (302) 427-7599
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                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES


Item 1.01 Entry into a Material Definitive Agreement.

     On April 5, 2005, International Thoroughbred Breeders, Inc. and certain of its subsidiaries, ITG Vegas, Inc., ITG Palm Beach, LLC, and Royal Star Entertainment, LLC (collectively, the "Company"), together with Palm Beach Maritime Corporation, Palm Beach Empress, Inc., Francis W. Murray and Francis X. Murray, executed and delivered as joint and several co-borrowers, a promissory note payable to PDS Gaming Corporation ("PDS") in the amount of $4,350,000 (the "Note"). The Note evidences a loan made by PDS to the Company, the proceeds of which were placed in escrow in order to obtain the release of the vessel The Big Easy (formerly named Empress II), which vessel was being held by Atlantic Dry Dock Corp ("Atlantic"), the dry dock company which had performed the retrofit and improvements of The Big Easy in preparing The Big Easy to be placed in service.

     The Company subcharters The Big Easy from Palm Beach Empress, Inc. and Palm Beach Maritime Corporation, companies controlled by Francis W. Murray, our Chairman. The Company also subcharters the vessel Palm Beach Princess from the same companies. Palm Beach Maritime Corporation and Palm Beach Empress, Inc., in turn, charter these two vessels from, and have assigned our subcharter obligations to, affiliates of PDS. Our Royal Star Entertainment subsidiary also borrowed $2.85 million from an affiliate of PDS. Reference is made to our reports on Form 8-K filed on July 21, 2004 and January 11, 2005, and our report on Form 10-Q for the period ended December 31, 2004, for further information with regard to our July 2004 transactions, through Palm Beach Maritime Corporation and Palm Beach Empress, Inc., with affiliates of PDS, and our January, 2005 loan transaction with an affiliate of PDS.

     The Big Easy had been undergoing retrofit and improvements and had been expected to be placed in service within the last month. The work was being done on the vessel by Atlantic. Additional work had been required beyond the work which had been planned and beyond what had been paid for, and we have disputed some of Atlantic's charges for that work. Atlantic refused to release The Big Easy to us until we paid the full amount it claims we owe it, totaling $3.8 million. We are disputing that amount. In the meantime, in order to obtain the release of The Big Easy, we borrowed $4.35 million from PDS, evidenced by the Note, and entered into an escrow agreement with Atlantic and an independent escrow agent under which those funds plus additional funds contributed by the Company are being held in escrow to pay amounts ultimately determined to be owed to Atlantic and interest thereon. As a result of such escrow, The Big Easy was released by Atlantic on April 6, 2005 and is expected to be placed in service, operating out of the Port of Palm Beach, within a few weeks.

     The Note bears interest at 20% per annum, is secured by a pledge of our promissory note in the face amount of $10 million payable to us by Realen-Turnberry/Cherry Hill, LLC, and is due and payable on the earlier of October 5, 2005 or such time as a long term loan refinancing is effectuated with PDS. In connection with such refinancing of the Note, we are obligated to negotiate




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                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES


with PDS in good faith the covenants, collateral and other terms of a long-term loan which would refinance all of our indebtedness and subcharter obligations held by PDS and its affiliates, upon the economic terms which have been agreed to in principle. Under those economic terms, we would pay interest on $6.6 million of our debt at 20% per annum, reducing to 15% per annum once our annualized EBIDTA reaches $17 million. Of that $6.6 million of our debt, $2.25 million would represent new advances to be made to us, and $4.35 million represents refinancing of the Note. Our other indebtedness to affiliates of PDS, consisting of capital lease obligations in connection with the vessel subcharters in the aggregate original principal amount of $20 million, and a loan of $2.85 million obtained by Royal Star Entertainment in January 2005, would be restructured and the maturity of the $2.85 million loan would be extended as part of the refinancing, all upon substantially the same economic terms as presently apply to those financings.

     In the event we do not pay in full the $4.35 million Note before October 5, 2005, we are obligated at that time to refinance with PDS the Note and all of our previous obligations to PDS and its affiliates mentioned above on the economic terms summarized above and with such collateral and other covenants as are set forth in a form of master loan agreement which is attached to the Note. That form of loan agreement is much more restrictive than our present obligations to PDS and its affiliates.

     As further consideration to PDS in connection with the foregoing $4.35 million loan, ITG Vegas, Inc. and ITG Palm Beach, LLC entered into a three-year lease of an additional $1.5 million of gaming equipment. Rental payments under such lease are $50,000 per month for 36 months.






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                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES


                                   SIGNATURES

     Pursuant to the requirements of the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                       INTERNATIONAL THOROUGHBRED
                       BREEDERS, INC.

                       By:
                          --------------------------------------
                          Francis W. Murray
                          President, Chief Executive Officer and
                          Chief Financial Officer

Date: April 11, 2005








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